Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Savings Plan Committee
Wyeth Union Savings Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated October 16, 2009 (File No. 333-162521) of our report dated June 17, 2015, with respect to the statements of net assets available for plan benefits of the Wyeth Union Savings Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2014, which report appears in the December 31, 2014 annual report for Form 11-K of the Wyeth Union Savings Plan.

/s/ KPMG LLP

Memphis, Tennessee
June 17, 2015

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